Exhibit 10.16

DISTRIBUTION, COLLABORATION AND LICENCING AGREEMENT

THIS AGREEMENT made this 6th day of December, 2018,

BETWEEN:

Serious Seeds B.V., incorporated under the laws of the Netherlands and having its registered office at •

(hereinafter referred to as the “Serious”)

– and –

Canary Rx Inc., incorporated under the laws of the Province of Ontario and having its registered office at 385 Second Avenue West, Simcoe, On, CANADA

(hereinafter referred to as the “Canary”)

Serious and Canary are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

– and –

Target Group Inc., incorporated under the laws of the State of Delaware and having its registered office at •

(hereinafter referred to as the “Target”)

– and –

Simon Smit, an individual whose complete address for service is •

Recitals

WHEREAS Serious is in the business of developing, marketing, selling, and distributing the Products (as defined below);

AND WHEREAS Canary is in the business of growing, marketing, selling, and distributing Cannabis and Cannabis products;

AND WHEREAS Serious and Canary wish to collaborate to create the Collaborative Products (as defined below);

AND WHEREAS Serious desires to appoint Canary as its exclusive worldwide distributor of the Products, the Harvested Products and the Collaborative Products and Canary desires to accept such appointment in the Territory (all as defined below);

AND WHEREAS Serious is the holder of the intellectual property right to Serious’ IP, the Licenced Mark, the Notoriety, and Simon’s name (all as defined below);

AND WHERAS Canary wishes to commercialize the Products, the Collaborative Products using the Licenced Mark, the Notoriety, and Simon’s name (all as defined below);

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NOW THEREFORE, in consideration of these premises, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” - means any person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof;

“Applicable Law” - means any law, regulation, rule, guidance, order, judgment or decree having the force of law applicable to the Parties and their activities under this Agreement;

“Auditor” – has the meaning ascribed to it in Section 5.4;

“BCA” – means the Business Corporations Act (Ontario) as now enacted and, unless otherwise indicated, as the same may from time to time be amended, re enacted or replaced;

“Calendar Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 in each Calendar Year;

“Calendar Year” means, in respect of any particular year, the one (1) year period beginning on January 1 and ending on December 31;

“Collaborative Products” – means products created collaboratively by Serious and Canary, including those products which are created using Serious' IP;

“Commercialize” - means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Products, Harvested Products and Collaborative Products, including activities related to marketing, distributing, Promoting, importing and exporting, offering for sale, and selling the Products and Collaborative Products and interacting with Regulatory Authorities regarding any of the foregoing;

“Confidential Information” – means proprietary Know-How (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” includes (i) Know-How regarding such Party’s research, development plans, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement and (ii) any tangible materials or other deliverables provided by one Party to the other Party pursuant to this Agreement;

“CRA” – means Canada Revenue Agency;

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“Effective Date” – means October 15, 2018;

“Expense Amount” - has the meaning ascribed to it in Section 5.6;

“Expense Report” – has the meaning ascribed to it in Section 5.6;

“Final Period” – has the meaning ascribed to it in Section 5.2;

“Final True-Up Report” – has the meaning ascribed to it in Section 5.2;

“Governmental Authority” - means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof;

“Gross Profit” – means the total, not including any taxes, of all sales by Canary of Serious’ Products minus the total cost, including production costs and costs of obtaining Regulatory Approval, of Serious’ Products sold by Canary;

“Gross Sales” – means the total, not including any taxes, of all sales by Canary of Serious’ Harvested Products and Seriously Canary seeds and Seriously Canary Harvested Products;

“Harvested Products” – means cannabis cuttings, dried flowers, and extracts harvested by Canary in Canada;

“Indemnitee” – has the meaning ascribed to it in Section 7.2;

“Indemnitor” – has the meaning ascribed to it in Section 7.2;

“Initial Term” – has the meaning ascribed to it in Section 9.1;

“ITA” – means the Income Tax Act (Canada) as now enacted and, unless otherwise indicated, as the same may from time to time be amended, re enacted or replaced;

“Know-How” means all information, improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data, analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing;

“Licenced Mark” – means the service mark Serious Seeds, and such other names and marks which Serious, in its sole discretion, shall from time to time authorize Canary to use;

“Loss” or “Losses” – has the meaning ascribed to it in Section 7.1;

“Payments” – has the meaning ascribed to it in Section 5.1(c)(i);

“Permitted Expenses” – has the meaning ascribed to it in Section 5.6;

“Products” – means all proprietary Cannabis seed strains created and owned by Serious, including Seriously Limited, Seriously Medical, and Seriously Customized;

“Production Costs” - means all costs resulting from the cultivation, development, and processing of the Collaborative Products;

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“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals or premarket notifications, licences, registrations, certificates, or authorizations of any Regulatory Authority necessary to Commercialize the Products, Harvested Products or Collaborative Products in such country or other jurisdiction, including, where applicable, pre- and post-approval marketing authorizations;

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., Health Canada, FDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Commercialization of the Products, Harvested Products and Collaborative Products in the Territory;

“Renewal Term” – has the meaning ascribed to it in Section 9.1;

“Report” – has the meaning ascribed to it in Section 5.2;

“Resulting IP” – has the meaning ascribed to it in Section 3.2;

“Royalties” – has the meaning ascribed to it in Section 5.1(c)(ii);

“Serious’ IP” - means the Products’ genetics;

“Seriously Canary” – means the brand name of the Collaborative Products;

“Simon” – means Simon Smit, principal, operator and breeder of Serious Seeds;

“Term” – means the Initial Term and any Renewal Term;

“Territory” – means the entire world;

“Third Party” – means any entity other than Serious or Canary;

“Third Party Claims” – has the meaning ascribed to it in Section 7.1; and

“Travel Requirement” – has the meaning ascribed to it in Section 6.1(a)

1.2	Extended Meanings

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	words importing the singular number shall include the plural and vice versa;

(b)	words importing a gender shall include the masculine, feminine and neuter genders;

(c)	words importing persons shall include individuals, partnerships, corporations, unincorporated organizations, associations, trusts, trustees, government agencies and any other form of organization or entity whatsoever;

(d)	any general terms followed by specific examples, whether using “includes”, “including”, “such as” or other similar terms, shall be interpreted broadly according to their full meaning and will not be limited to or by the examples listed; and

(e)	all terms defined in the BCA and the ITA and not otherwise defined herein shall have the meanings herein ascribed thereto therein.

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1.3	Sections and Headings

The division of this Agreement into Articles, sections and paragraphs and the use of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular Article, section, paragraph or other subdivision or portion hereof and include any Schedule, agreement or instrument attached, supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Article, section and paragraph numbers are to Articles, sections and paragraphs of this Agreement.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

1.5	Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date in respect of which such reference is made or required to be made in accordance with generally accepted accounting principles.

1.6	Currency

All references to currency herein are to lawful money of Canada.

1.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

ARTICLE 2 - Distribution

2.1	Appointment of Distributor

Serious hereby appoints Canary as the exclusive distributor of the Products, Harvested Products, and Collaborative Products in the Territory. In accordance with this appointment, Canary is granted the exclusive right to Commercialize the Products, the Harvested Products, and the Collaborative Products in the Territory. Notwithstanding the foregoing, Serious retains the right to distribute the Products on its website ( www.seriousseeds.com ).

2.2	Acceptance of Appointment

Subject to any limitations specifically provided herein, Canary accepts the appointment from Serious as the exclusive distributor of the Products, the Harvested Products, and Collaborative Products in the Territory. The Products, the Harvested Products, and Collaborative Products shall be Commercialized by Canary in the Territory in accordance with Canary's own terms and conditions, including the prices for the same.

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2.3	Regulatory

All Regulatory Approvals related to the Products, Harvested Products, and Collaborative Products in the Territory shall be held in the name of Canary. Canary will be responsible for applying for and obtaining Regulatory Approval in the Territory and for all costs associated with applying for and obtaining Regulatory Approvals in the Territory.

ARTICLE 3 – collaboration

3.1	Serious and Canary

Serious and Canary shall work together to create Collaborative Products. Simon shall assist Canary in creating Collaborative Products. Serious shall provide Canary with sufficient Products, which amount shall be determined solely by Canary, to commence creation of the Collaborative Products. Serious and Canary, together, shall determine how the Products shall be delivered to Canary. Canary shall be responsible for Commercializing all Collaborative Products.

3.2	Ownership of Intellectual Property

Canary will own all intellectual property related to all Collaborative Products in perpetuity, including the cannabis seed genetics created by crossing Serious’ IP with other strains of cannabis (the “Resulting IP”).

3.3	Decision-Making

Canary will have authority to make all decisions regarding Commercialization of the Collaborative Products and the Resulting IP, including deciding not to Commercialize any Resulting IP.

3.4	Brand Name

Unless mutually agreed by the Parties, all Collaborative Products will be branded Seriously Canary. Notwithstanding the foregoing, should the brand name Seriously Canary not be available in a particular country or political subdivision, the Parties shall mutually agree upon another mutually acceptable and available brand name for such country or political subdivision.

3.5	Production Costs

Canary will be responsible for all Production Costs related to all Collaborative Products.

ARTICLE 4 – intellectual property

4.1	Licence to Serious’ IP

Serious hereby grants to Canary and Canary hereby accepts, on the terms and conditions of this Agreement, an exclusive, irrevocable, sublicensable right and licence in the Territory for any lawful purpose, including:

(a)	the right to copy Serious’ IP and create derivative cannabis strains using the Products; and

(b)	the right to harvest and commercialize the Harvested Products and seeds from the Products and Collaborative Products.

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4.2	Licence to Use of Licenced Mark and Simon’s Name

Subject only to Serious’ own use of the Licensed Mark, Notoriety (as defined below), and Simon’s name on its website ( www.seriousseeds.com ) and on its packaging, Serious hereby grants to Canary and Canary hereby accepts an exclusive, irrevocable, fully paid, right and licence in the Territory to:

(a)	use the Licenced Mark and Simon’s name;

(b)	reference any awards and accolades associated with the Licenced Mark and Simon (“Notoriety”); and

(c)	subject to section 11.1, reference the first name of Serious' principal, Simon, and to reference his position as the principal, operator and breeder of Serious;

all in connection with the Commercialization of the Products, Harvested Products and the Collaborative Products.

ARTICLE 5 – compensation

5.1	Compensation

In consideration of the rights granted by Serious in this Agreement:

(a)	Upon execution of this Agreement Target shall grant 250,000 shares in the Common Stock of Target to Serious; and

(b)	On each of the first five (5) anniversaries of the Effective Date in the Initial Term, Target shall issue a Warrant to Serious which will give Serious the right to purchase 100,000 shares of the Common Stock of Target. The exercise price per share will be as follows:

(i)	Year 1 - $0.15 per share;

(ii)	Year 2 - $0.20 per share;

(iii)	Year 3 - $0.25 per share;

(iv)	Year 4 - $0.30 per share; and

(v)	Year 5 - $0.35 per share;

Each Warrant shall expire and shall no longer be exercisable as of 5:00 p.m, Eastern Time, on the two (2) year anniversary of the date of the issuance of the Warrant. Each Warrant is subject to all conditions provided for in each Warrant.

(c)	during the Term, Canary will pay to Serious the following:

(i)	payments (“Payments”) as to Canary’s sale of Serious’ Products, Canary will pay to Serious 50% of the Gross Profit; and

(ii)	royalties (“Royalties”):

A.	as to Serious’ Harvested Products:

I.	1st year – 2.00% of Gross Sales;

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II.	2nd year – 2.25% of Gross Sales;

III.	3rd year – 2.50% of Gross Sales;

IV.	4th year – 2.75% of Gross Sales; and

V.	5th and following years – 3.00% of Gross Sales;

B.	As to Seriously Canary seeds and Harvested Products:

I.	1st year – 2.00% of Gross Sales;

II.	2nd year – 2.25% of Gross Sales;

III.	3rd year – 2.50% of Gross Sales;

IV.	4th year – 2.75% of Gross Sales; and

V.	5th and following years – 3.00% of Gross Sales.

5.2	Reports and Payments

(a)	Within thirty (30) calendar days after the end of each Calendar Quarter, Canary shall furnish to Serious written reports (“Reports”) showing:

i.	All Gross Sales and Gross Profit during (a) such Calendar Quarter, including a reconciliation to Gross Sales and Gross Profit, and (b) the Calendar Year to date through the end of such Calendar Quarter; and

ii.	A calculation of Payments and Royalties for such Calendar Quarter; and

iii.	If the actual Gross Sales or Gross Profits for a previous Calendar Quarter differ from the amounts previously reported to Serious, a reconciliation of such difference (increase or decrease), and a calculation of the adjustment to the Payments or Royalties, respectively, payable with respect to such preceding Calendar Quarter as a result of such review (a “True-Up”);

(b)	Each such Report shall be accompanied by payment of the Payments and Royalties due under Section 5.7, plus or minus any adjustment of Payments or Royalties previously paid, calculated in accordance with the immediately preceding clause

(c)	Within ninety (90) days after the Calendar Quarter during which this Agreement terminates or expires (the “Final Period”), Canary shall furnish to Serious final True-Up reports with respect to such Calendar Quarter (the “Final True-Up Reports”). If either of the Final True-Up Reports indicate that additional Payments or Royalties are payable with respect to the Final Period, such Final True-Up Reports shall be accompanied by payment of such additional Payments and/or Royalties. If the Final True-Up Report indicates that Payments and/or Royalties were overpaid with respect to the Final Period, Serious shall pay to Canary an amount equal to such overpayment within thirty (30) days following the delivery of the Final True-Up to Serious. If Serious disagrees with either of the Final True-Up Reports, Serious shall notify Canary within fifteen (15) days after receipt thereof and such disagreement shall be resolved pursuant to Section 6.5 below.

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(d)	Canary shall keep complete and accurate records in connection with the purchase, use and/or sale by or for it of the Products, Harvested Products, and the Collaborative Products hereunder in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this ARTICLE 5.

(e)	Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with Section 1.5. In addition, all calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year (or twelve-month period) that is shorter than four consecutive full Calendar Quarters or twelve consecutive months, as applicable.

5.3	Record Retention

Canary will maintain complete and accurate books, records, and accounts in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement and the Reports delivered under Section 5.2. Such books, records, and accounts will be retained until the later of (i) three (3) years after the end of the period to which such books, records, and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

5.4	Audits

(a)	Procedures

At the request of Serious, Canary shall permit an independent auditor designated by Serious and reasonably acceptable to Canary, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.3 to ensure the accuracy of all reports and payments made hereunder.  Such examinations may not (i) be conducted for any Calendar Quarter more than fourteen (14) months after the end of such Calendar Quarter, (ii) be conducted more than once in any twelve-month period (unless a previous audit during such twelve-month period revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period) or (iii) be repeated for any Calendar Quarter.  Except as provided below, the cost of this audit shall be borne by Serious, unless the audit reveals a variance of more than five percent (5.0%) from the reported amounts, in which case Canary shall bear the cost of the audit.  Unless disputed pursuant to Section 5.4(b), if such audit concludes that (x) additional amounts were owed by Canary, Canary shall pay the additional amounts or (y) excess payments were made by Canary, Serious shall reimburse such excess payments, in either case ((x) or (y)), within sixty (60) days after the date on which such audit is completed by Serious.

(b)	Audit Dispute

In the event of a dispute with respect to any audit under Section 5.4(a), the Parties shall work in good faith to resolve the dispute.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within ninety (90) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party or to such other Person as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than fifteen (15) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts or the auditing Party shall reimburse the excess payments, as applicable.

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5.5	Confidentiality

The receiving Party shall treat all information subject to review under Section 5.4 in accordance with the confidentiality provisions of ARTICLE 10 and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

5.6	Travel Expenses

For the Travel Requirement, Canary will reimburse Serious up to C$5,000.00 per year (“Expense Amount”) for air travel plus all Canadian accommodation and transportation expenses (“Permitted Expenses”) incurred by Simon while he fulfills the Travel Requirement. – Serious shall provide Canary with a list of and receipts (the “Expense Report”), which may be provided in electronic format, for all Permitted Expenses. Canary will reimburse Serious for approved Permitted Expenses up to the Expense Amount within fifteen (15) business days of Canary’s receipt of the Expense Report.

5.7	No Other Compensation

Except as provided in Section 5.1, each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

5.8	Taxes

Canary will make all payments to Serious under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. Any tax required to be withheld on amounts payable by Canary under this Agreement will be timely paid by Canary on behalf of Serious to the appropriate Governmental Authority, and Canary will furnish Serious with the corresponding proof of payment of such tax, as may be required in order to enable Serious to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. Canary and Serious agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

ARTICLE 6 – covenants

6.1	Serious & Simon Covenants

(a)	Simon shall travel to Canada and work a minimum of ten (10) days per year at Canary's Simcoe, Ontario facility or at such other location as determined by Canary (the “Travel Requirement”). One (1) of the ten (10) days per year will be reserved for promotional activities to assist Canary in its Commercialization of the Products and/or Harvested Products and/or Collaborative Products. Such travel shall be at such dates and times as are mutually agreed by Simon and Canary, both acting reasonably.

(b)	Serious shall not commit any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Licenced Mark or the Product.

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6.2	Canary Covenants

Canary shall not, and shall not permit its Affiliates to use the Licenced Mark or the name Simon or the Notoriety for any purpose other than as set forth in this Agreement.

ARTICLE 7 – indemnification

7.1	Indemnification

Subject to Section 7.2, each Party shall indemnify, defend and hold each of the other Party and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (collectively, “Loss” or “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) relating to (a) the activities performed by or on behalf of such Party under this Agreement, (b) the activities performed by or on behalf of such Party in connection with the exercise of its licences and rights hereunder, or (c) breach by such Party of the representations and warranties under ARTICLE 8, except, in each case, to the extent caused by the negligence or willful misconduct of the other Party.

7.2	Procedure

(a)	If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, in each of which cases the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee). The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The obligations of this ARTICLE 7 shall not apply to any settlement of any Third Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed.

(b)	The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 7.2. It is understood that only Serious and Canary may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

ARTICLE 8 - representations

8.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that as of the Effective Date:

(a)	It is validly organized under the laws of its jurisdiction of incorporation;

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(b)	it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities that are board members or officers of a Party, in each case which are required to be obtained by it in connection with this Agreement;

(c)	the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d)	it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

(e)	the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party; and

(f)	it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants, and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants, and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants, or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

8.2	Serious’ Representations and Warranties

Serious represents and warrants that it has the sole right to grant the rights and licences provided for in this Agreement and has not assigned, licenced or otherwise conveyed the sole and exclusive rights and licences outlined in ARTICLE 4 to any other person or entity within the Territory.

ARTICLE 9 – term & termination

9.1	Term

The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”), unless sooner terminated as provided in this ARTICLE 9, and will thereafter renew automatically for consecutive five (5) year terms (each period considered a “Renewal Term”) on the same terms and conditions, except as otherwise specified herein and unless either Party provides written notice of non-renewal at least one hundred and twenty (120) days prior to the expiration of the then-current Term.

9.2	Termination by Either Party for Material Breach

Either Party may terminate this Agreement by written notice to the other Party for any material breach of this Agreement by the other Party, if, in the case of remediable breach, such material breach is not cured within ninety (90) days (thirty (30) days for payment defaults) after the breaching Party receives written notice of such breach from the non-breaching Party; provided, that if such breach is not capable of being cured within such 90-day (or 30-day) period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making diligent efforts to do so, and (2) the Parties agree on an extension within such 90-day (or 30-day) period. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Section 15.2, and the notifying Party may not so terminate this Agreement until it has been determined under Section 15.2 that the allegedly breaching Party is in material breach of this Agreement and such breaching Party fails to cure such breach within ninety (90) days (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of such resolution.

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9.3	Termination by Either Party for Insolvency or Bankruptcy

Either Party may terminate this Agreement effective on written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. Serious in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against Serious, (a) Canary, in its capacity as a licencee of rights under this Agreement, shall retain and may fully exercise all of such licenced rights under this Agreement (including as provided in this Section 9.3) and (b) Canary shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the Canary (i) upon any such commencement of a bankruptcy proceeding, unless Serious elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of Serious.

9.4	Effects of Termination

(a)	Accrued Rights and Obligations

Expiration or termination of this Agreement in its entirety, or with respect to a particular Exclusive Target, for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

(b)	Return of Confidential Information

It is understood and agreed, that each Party shall have a continuing right to use Confidential Information of the other Party under any surviving licences pursuant to ARTICLE 4. Subject to the foregoing, following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall destroy (at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases, provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licences or obligations under this Agreement.

(c)	Inventory at Termination

Upon termination of this Agreement, Canary shall have the right to sell or otherwise dispose of all inventory of Products then in its stock, subject to the applicable payments due under this Agreement, and any other applicable provisions of this Agreement.

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ARTICLE 10 – confidentiality

10.1	Non-use and Non-disclosure of Confidential Information

During the Term, and for a period of ten (10) years thereafter, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by, in order to further the purposes of this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).

10.2	Exclusions Regarding Confidential Information

Notwithstanding anything set forth in this ARTICLE 10 to the contrary, the obligations of Section 10.1 shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e)	was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f)	was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

10.3	Authorized Disclosures of Confidential Information

Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

(a)	if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

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(b)	as reasonably necessary to obtain or maintain any Regulatory Approval for any Products, provided that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(c)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(d)	to the extent necessary, to permitted sublicencees, licencees, collaborators, vendors, consultants, agents, attorneys, contractors, and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement. Further, the receiving Party may disclose Confidential Information to existing or potential acquirers, merger partners, permitted collaborators, licencees, and sources of financing or to professional advisors (e.g. attorneys, accountants and investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration or licence and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.

10.4	Terms of this Agreement

The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

ARTICLE 11 – Publicity

11.1	Public Announcements

During the Term of this Agreement, Canary and Serious shall jointly approve, which approval shall not be unreasonably withheld, the text of any public announcements, including any public announcement concerning this Agreement and/or the Products, the Harvested Products, and the Collaborative Products. Either Party wishing to make such press release shall provide the other Party five (5) business days (in urgent cases, within two (2) business days) prior notice.

ARTICLE 12 - GENERAL MATTERS

12.1	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

12.2	Enurement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and permitted assigns of the parties hereto.

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12.3	Non-Solicitation

During the Term of this Agreement and for a period of two (2) years thereafter, each of Serious and Canary agrees that it shall not, directly or indirectly, recruit, solicit or attempt to solicit for employment any employee or contractor of the other Party or induce any employee or contractor of the other Party, provided, however, that this Section 12.3 will not prohibit the solicitation or hiring of any employee or contractor as a result of general media advertising or a general solicitation that is not targeted towards employees or contractors of the other Party.

12.4	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be valid or binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

12.5	Assignment

Canary and/or Target may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets or of all of the capital stock of Canary and/or Target, or to any successor corporation or entity resulting from any merger or consolidation of Canary and/or Target with or into such corporation or entity.

12.6	Relationship of the Parties

The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

12.7	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable in whole or in part, the same shall not in any respect affect the legality, validity or enforceability of the remainder of such provision or any other provision of this Agreement.

12.8	Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by courier, by facsimile transmission, by electronic mail or by registered mail addressed to the recipient at the address shown on the first page hereof or to such other address or person as may be designated by notice by either party to the other. Any such communication so given will be conclusively deemed to have been given only when it is actually delivered by one of the methods aforesaid.

12.9	Electronic Transmission

The parties hereto agree that this Agreement, and any other documents required to be executed in connection herewith, may be transmitted electronically, by facsimile, e-mail or such similar device, and that the reproduction of signatures by any such device will be treated as binding as if originals and each of the parties hereto undertakes to provide each other with a copy of this Agreement, or such other documents, bearing original signatures forthwith on demand.

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12.10	Attornment

Each of the parties hereto hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

12.11	Survival

The provisions of Section 1.7, Section 3.2, Section 5.1, ARTICLE 7, Section 9.4, ARTICLE 10, and Section 12.3 shall survive termination of this Agreement.

12.12	Counterparts

This Agreement and any other documents required to be executed in connection herewith may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

Serious Seeds B.V. Per: _____________________________________c/s Simon Smit, President		Canary Rx Inc. Per: _____________________________________c/s Randall S. MacLeod, President
Target Group Inc. Per: _____________________________________c/s Rubin Schindermann, CEO

SIGNED, SEALED AND DELIVERED in the presence of:
________________________________________ Witness	) ) ) )	________________________________________ Simon Smit

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written.